Exhibit 99.1

Sonic Automotive, Inc. Reports Strong Operating Performance and Earnings Growth; Hits

Leverage Target

CHARLOTTE, N.C. – October 31, 2006 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that its 2006 third quarter earnings from continuing operations were $29.1 million, or $0.66 per diluted share, compared to $28.6 million, or $0.65 per diluted share, in the prior year period. The results for the quarter ended September 30, 2006 include $0.01 per diluted share of stock option expense related to the Company’s adoption of SFAS 123R.

Total revenue for the third quarter of 2006 increased 7.5% with same store revenue up 2.8%. Selling, general and administrative expenses as a percentage of gross profit improved to 74.7% for the quarter compared to 75.6% a year ago. The Company’s debt-to-capital ratio was 40% at September 30, 2006, compared to 46.0% at December 31, 2005.

“We continued our consistent trend of improved operating performance and increased profits in a challenging market environment as a result of our favorable brand mix and the ongoing implementation of our operating initiatives,” said President and COO Jeffrey C. Rachor. “Our used vehicle sales outperformed the industry and our fixed operations growth and margin reflect successful execution of our strategy. I am particularly pleased that we achieved our debt-to-capital target of 40%.”

Presentation materials for the Company’s October 31, 2006 earnings conference call at 11:00 A.M. (Eastern) can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the screen.

To access the live broadcast of the conference call over the Internet go to: www.ccbn.com or www.sonicautomotive.com

A Live audio of the conference call will be accessible to the public at 11:00 A.M. (Eastern) by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID # 8080861.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 173 franchises and 37 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Revenues
Retail new vehicles	$1,194,944	$1,123,393	$3,401,632	$3,107,640
Fleet vehicles	87,405	71,569	268,723	241,148

New vehicles	1,282,349	1,194,962	3,670,355	3,348,788
Used vehicles	324,482	296,073	977,487	847,542
Wholesale vehicles	126,438	131,409	388,759	375,266

Total vehicles	1,733,269	1,622,444	5,036,601	4,571,596
Parts, service and collision repair	281,328	251,654	829,891	727,694
Finance, insurance and other	53,064	49,570	146,228	138,434

Total revenues	2,067,661	1,923,668	6,012,720	5,437,724
Total gross profit	316,966	290,954	926,776	830,866
SG&A expenses	236,766	220,039	714,979	636,750
Depreciation	5,688	4,243	17,399	11,455

Operating income	74,512	66,672	194,398	182,661
Interest expense, floor plan	15,523	8,600	43,709	25,119
Interest expense, other	10,481	11,787	33,415	33,593
Other (expense) / income	19	(10)	(647)	15

Income from continuing operations before taxes	48,527	46,275	116,627	123,964
Income taxes	19,420	17,676	46,642	46,731

Income from continuing operations	29,107	28,599	69,985	77,233
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(806)	(2,842)	(19,534)	(9,945)
Income tax benefit	307	1,047	7,427	3,632

Loss from discontinued operations	(499)	(1,795)	(12,107)	(6,313)

Net income	$28,608	$26,804	$57,878	$70,920

Diluted:
Weighted average common shares outstanding	45,682	45,671	46,051	45,518
Earnings per share from continuing operations	$0.66	$0.65	$1.59	$1.77
Loss per share from discontinued operations	($0.01)	($0.04)	($0.26)	($0.14)

Earnings per share	$0.65	$0.61	$1.33	$1.63

Gross Margin Data (Continuing Operations):

Retail new vehicles	7.6%	7.4%	7.6%	7.6%
Fleet vehicles	2.4%	3.0%	2.7%	2.9%
Total new vehicles	7.2%	7.1%	7.3%	7.2%
Used vehicles retail	9.8%	10.8%	10.3%	10.6%
Total vehicles retail	7.8%	7.9%	7.9%	7.9%
Parts, service and collision repair	50.0%	49.7%	49.9%	49.5%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.3%	15.1%	15.4%	15.3%

SG&A Expenses (Continuing Operations):

Personnel	$136,902	$129,591	$414,291	$374,759
Advertising	17,019	15,367	48,122	44,235
Facility rent	25,153	20,346	73,864	59,472
Other	57,692	54,735	178,702	158,284

Total	$236,766	$220,039	$714,979	$636,750

Unit Data (Continuing Operations):

New retail units	37,967	36,736	106,945	100,846
Fleet units	3,931	3,127	12,267	10,934

New units	41,898	39,863	119,212	111,780
Used units	17,439	16,409	51,491	46,678

Total units retailed	59,337	56,272	170,703	158,458
Wholesale units	14,396	15,239	41,621	42,382
Average price per unit:
New retail vehicles	31,473	30,580	31,807	30,816
Fleet vehicles	22,235	22,887	21,906	22,055
Total new vehicles	30,606	29,977	30,788	29,959
Used vehicles	18,607	18,043	18,984	18,157
Wholesale vehicles	8,783	8,623	9,340	8,854

Other Data:
Same store revenue percentage changes:
New retail	1.8%		3.0%
Fleet	20.2%		9.8%
New total	2.9%		3.5%
Used	4.7%		9.6%
Parts, service and collision repair	5.1%		5.7%
Finance, insurance and other	4.4%		2.8%
Total	2.8%		4.3%

Balance Sheet Data:
	9/30/2006	12/31/2005
ASSETS
Current Assets:
Cash and cash equivalents	$22,664	$7,566
Receivables, net	323,212	396,225
Inventories	921,299	1,016,457
Assets held for sale	145,706	73,837
Construction in progress and land expected to be sold in sale-leaseback transactions	48,039	95,131
Other current assets	27,170	27,484

Total current assets	1,488,090	1,616,700
Property and Equipment, Net	217,224	148,267
Goodwill, Net	1,154,653	1,122,538
Other Intangibles, Net	95,791	88,696
Other Assets	40,006	49,300

TOTAL ASSETS	$2,995,764	$3,025,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable - trade	$426,005	$579,022
Floor plan notes payable - non-trade	533,433	410,296
Trade accounts payable	69,978	91,101
Accrued interest	15,321	17,378
Other accrued liabilities	197,329	167,060
Liabilities associated with assets held for sale - trade	56,582	45,953
Liabilities associated with assets held for sale - non-trade	37,522	6,937
Current maturities of long-term debt	3,013	2,747

Total current liabilities	1,339,183	1,320,494
LONG-TERM DEBT	607,427	712,311
OTHER LONG-TERM LIABILITIES	35,549	29,479
DEFERRED INCOME TAXES	130,600	132,419
STOCKHOLDERS’ EQUITY	883,005	830,798

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,995,764	$3,025,501

Balance Sheet Ratios:
Current Ratio	1.11	1.22
Debt to Total Capital, Net of Cash	40.0%	46.0%